Exhibit 23.1

June 15, 2011

CONSENT OF COUNSEL

We consent to the reference to our firm in this Registration Statement of Astra Ventures, Inc. for the registration of shares of its common stock.

Very truly yours,

/s/ Synergy Law Group LLC

Synergy Law Group, LLC

730 W. Randolph St.  -  6th Floor  -  Chicago, IL 60661  -  p: 312.454.0015  -  f: 312.454.0261